Exhibit 99.1

Rover, World’s Largest Network of Pet Sitters and Dog Walkers, Goes Public

●	Rover begins trading on Nasdaq under the ticker “ROVR” after completing its business combination with Nebula Caravel Acquisition Corp.
●	Rover is the leading online marketplace for pet care, with more than 500,000 pet care providers across North America and Europe
●	Rover received approximately $270 million in gross proceeds, net of redemptions

SEATTLE, WA - August 2, 2021 - Rover Group, Inc. (Nasdaq: ROVR) (“Rover”), the world’s largest online marketplace for pet care, today begins trading on The Nasdaq Global Select Market.  Rover’s common stock and warrants will trade under the ticker symbols “ROVR” and “ROVRW”, respectively. This follows the completion of Rover’s previously announced business combination with Nebula Caravel Acquisition Corp. (Nasdaq: NEBC) (“Caravel”), a special purpose acquisition company sponsored by True Wind Capital.

Founder Aaron Easterly will continue leading as Rover’s CEO, and Adam Clammer, Caravel CEO and Founding Partner of True Wind Capital, will join Rover’s Board of Directors.

“I’m incredibly proud of our team for achieving this milestone, and grateful to all the pet care providers who’ve joined us on our mission to make it possible for everyone to experience the unconditional love of a pet,” said Rover CEO, Aaron Easterly. “This is the beginning of what we believe could be a great period of value creation for Rover as we continue working to make it easier for pet parents around the world to connect with loving pet care."

Rover saw strong signs of post-pandemic recovery in the first two quarters of the year, accelerated by the return to travel and the ‘pandemic pet’ phenomenon. In June 2021, Rover had its largest-ever booking month recorded, with total bookings of 421,000—compared to 373,000 in June 2019—and had its highest single month of Gross Bookings Value (GBV) of $56.6 million. June 2021 was Rover’s largest new customer month ever with new bookings of ~99,000 largely driven by organic customer acquisition. Rover also set new records in May 2021, with GBV increasing by 18% compared to May 2019. As a result of these strong booking trends, Rover raised its full year projections in May 2021.

“We are thrilled to have worked alongside Aaron and the rest of the Rover team in support of their debut to the public market,” said Adam Clammer, CEO of Caravel and Founding Partner of True Wind Capital. “We have a great deal of confidence in Rover’s business model and strategy and I look forward to serving as a member of the company’s Board of Directors.”

Rover plans to release its second quarter 2021 earnings after the market closes on August 9, 2021. For more information please visit investors.rover.com.

About Rover Group, Inc.

Founded in 2011 and based in Seattle, Rover is the world’s largest online marketplace for pet care. Rover connects pet parents with pet providers who offer overnight services, including boarding and in-home pet sitting, as well as daytime services, including doggy daycare, dog walking, drop-in visits, and grooming.  To learn more about Rover, please visit http://www.rover.com.

About True Wind Capital

True Wind Capital is a San Francisco-based private equity firm focused on investing in leading technology companies. True Wind has a broad investing mandate, with deep industry expertise across software, data analytics, tech-enabled services, internet, financial technology, and hardware. Rover is True Wind's 8th platform investment.

About Nebula Caravel Acquisition Corp.

Nebula Caravel Acquisition Corp ("Caravel") was a blank check company sponsored by True Wind and led by Adam H. Clammer and James H. Greene, Jr., who served as Chief Executive Officer and Chairman, respectively, formed for the purpose of partnering with one high-quality technology business. Caravel followed Nebula Acquisition Corporation's successful merger with Open Lending (NASDAQ: LPRO) in June 2020.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws . You can identify forward-looking statements by words such as “may,” “will,” “could,” “can,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “poised,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, but not all forward-looking statements will contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding COVID recovery, changes in travel and working behavior and the impact on Rover’s business and operating results. These statements are based on Rover’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. However, many factors could cause actual future events to differ materially from the forward-looking statements in this press release. In addition to factors previously disclosed in Caravel’s reports filed with the SEC and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: failure to realize the anticipated benefits of the business combination; risks related to Rover’s ability to execute on its business strategy, attract and retain users, develop new offerings, enhance existing offerings, compete effectively, and manage growth and costs; the duration and global impact of COVID-19, including with respect to new variants such as the delta variant; and costs related to the business combination.

For a more detailed description of additional risks and uncertainties facing Rover, investors should refer to the Registration Statement on Form S-4 and related filings filed by Caravel with the SEC. The forward-looking statements in this press release are as of the date of this press release. Except as otherwise required by applicable law, Rover and Caravel disclaim any duty to update any forward-looking statements. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Definitions

A booking is defined as a single arrangement, prior to cancellation, between a pet parent and pet care provider, which can be for a single night or multiple nights for our overnight services, or for a single walk/day/drop-in/groom or multiple walks/days/drop-ins for our daytime services. New bookings is defined as the total number of first-time bookings that new users, which Rover refers to as pet parents, book on our platform in a period. Repeat bookings are defined as the total number of bookings from pet parents who have had a previous booking on Rover.

Gross Booking Value, or GBV, represents the dollar value of bookings on our platform in a period and is inclusive of pet care provider earnings, service fees, add-ons, taxes and alterations that occurred during that period.

Yo2Y% is calculated as the non-compounding growth rate of the current period metric vs. that of the period 2-years prior.

Growth in GBV represents increasing activity on our platform from repeat and new pet parents, and may differ slightly from bookings growth depending on the mix of daytime and overnight services for each period, as well as the individual prices set by each care provider.

Rover Contacts

MEDIA

pr@rover.com

Kristin Sandberg

(360) 510-6365

INVESTORS

brinlea@blueshirtgroup.com

Brinlea Johnson

(415) 269-2645

True Wind Capital

heatherc@truewindcapital.com

Heather Chrisco

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